EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2022 EARNINGS
OPTIMIZES BRANCH DELIVERY MODEL
NOVATO, CA, January 23, 2023 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $12.9 million in the fourth quarter of 2022, compared to $12.2 million in the third quarter of 2022. Diluted earnings per share were $0.81 in the fourth quarter of 2022, compared to $0.76 in the prior quarter and $0.61 the same quarter a year ago. Annual earnings were $46.6 million in 2022, compared to $33.2 million in 2021.  Diluted earnings per share were $2.92 for the year ended December 31, 2022, compared to $2.30 per share for the year ended December 31, 2021. Certain periods of earnings presented were impacted by the costs associated with our acquisition of American River Bankshares ("AMRB"), the details of which are discussed in this release. In particular, non-GAAP diluted earnings per share for full-year 2022 was $2.96 per share, compared to $2.64 for 2021 without those costs (refer to pages 2 and 3 for a discussion of this non-GAAP financial measure).

“The fourth quarter and full year record results are a direct reflection of our commitment to disciplined banking fundamentals and our relationship banking model. We achieved expected earnings contribution from our American River Bank acquisition, maintained our low cost of deposits with strong liquidity, and we continue to improve our credit risk profile ahead of any potential downturn in the overall economic environment," said Tim Myers, President and Chief Executive Officer. "We are committed to gaining further operating efficiencies, and are announcing the closure of two branches in markets redundant with legacy American River Bank branches, as well as two additional branches in markets with nearby locations to meet all our customers’ needs. These cost savings will be reinvested in our business, both through technology and talent.”

Bancorp also provided the following highlights for the fourth quarter and year ended December 31, 2022:

•Return on average assets ("ROA") was 1.21% for the fourth quarter 2022, compared to 1.11% for the prior quarter, and return on average equity ("ROE") was 12.77%, compared to 11.65% for the prior quarter.

•The efficiency ratio for the fourth quarter of 2022 was 50.92%, compared to 52.24% for the prior quarter of 2022. The improvement from the prior quarter was primarily due to lower operating expenses and higher net interest income.

•The fourth quarter tax-equivalent net interest margin improved 10 basis points over the preceding quarter to 3.26% from 3.16%, as rising interest rates positively impacted the Bank's earning asset portfolio, while the cost of deposits rose only two basis points from 0.06% to 0.08%.

•Deposits decreased by $329.4 million to $3.573 billion at December 31, 2022, compared to $3.903 billion at September 30, 2022 as the Bank continued to carefully manage deposit costs. The decline was due to anticipated outflows due to planned business activities by a few large clients, some customers moving into alternative investments and normal year-end fluctuations. Non-interest bearing deposits made up 51.5% of total deposits at December 31, 2022, compared to 52.6% at September 30, 2022.

•Loan balances of $2.093 billion at December 31, 2022, were down from $2.158 billion at September 30, 2022 and $2.256 billion at December 31, 2021. Loan originations of $240.2 million for the year were the second highest on record, while payoffs were uncharacteristically high. Payoffs included both Paycheck Protection Program ("PPP") loans and $258.5 million of non-PPP loans, many of which were outside the Bank's control such as sales of businesses and properties, cash repayments and project completions.

Shortly after year-end, we originated $35 million in commercial loans that had been expected to close in the fourth quarter, $15 million of which will be syndicated to a participant bank.

•Credit quality remains strong and improved, with non-accrual loans representing 0.12% of total loans as of December 31, 2022, compared to 0.49% as of September 30, 2022. Non-accrual loans dropped by $8.2 million (77%) in the quarter, with the payoff of three commercial real estate loans from two borrowers. Subsequent to year-end, there was an additional $1.2 million in payoffs. There was no adjustment to the allowance for credit losses on loans or unfunded commitments in the fourth quarter.

•After careful consideration, the Bank decided to close four brick-and-mortar branch locations in March 2023. The acquisition of American River Bank resulted in an overlap in the Bank’s branch network in Santa Rosa and Healdsburg, prompting branch consolidations within Northern Sonoma County. In addition, our Tiburon and Buckhorn branches in Southern Marin and Amador counties are nearby other branches fully able to meet our customers' needs. These closures fulfill the remaining expense savings anticipated from the acquisition, improve efficiency and optimize our delivery channels while generating savings that will help to fund strategic initiatives going forward. The expected pre-tax savings in 2023 from the branch closures, net of accelerated costs, totals approximately $470 thousand, and future annual pre-tax savings are expected to be approximately $1.4 million.

•All capital ratios were above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 15.9% at December 31, 2022, compared to 15.1% at September 30, 2022. The total risk-based capital ratio for the Bank was 15.7% at December 31, 2022, compared to 14.7% at September 30, 2022.

•Bancorp's tangible common equity to tangible assets was 8.2% at December 31, 2022, compared to 7.5% at September 30, 2022. The Bank's tangible common equity to tangible assets was 8.1% at December 31, 2022, compared to 7.3% at September 30, 2022. Increases in the Bank's and Bancorp's tangible common equity ratios were primarily related to a $6.3 million decrease in after-tax unrealized losses on available-for-sale securities associated with interest rate decreases since September 30, 2022 and incremental earnings for the quarter, combined with a decrease in tangible assets, largely driven by a reduction in deposits.

•The Board of Directors declared a cash dividend of $0.25 per share on January 20, 2023. This is the 71st consecutive quarterly dividend paid by Bank of Marin Bancorp. The cash dividend is payable on February 10, 2023 to shareholders of record at the close of business on February 3, 2023.

Statement Regarding Use of Non-GAAP Financial Measures

In this press release, Bancorp's financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of Bancorp's operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and manage Bancorp's business. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below. The reconciliation excludes quarterly data for quarters ended December 31, 2022 and September 30, 2022, as there were no merger-related costs resulting in non-GAAP adjustments for those quarters.

Reconciliation of GAAP and Non-GAAP Financial Measures
	Years ended
(in thousands, except share data; unaudited)	December 31, 2022	December 31, 2021
Net income
Net income (GAAP)	$46,586	$33,228
Merger-related and conversion costs:
Personnel and severance	393	3,005
Professional services	67	1,976
Data processing	77	1,127
Other	321	350
Total merger costs before tax benefits	858	6,458
Income tax benefit of merger-related expenses	(254)	(1,547)
Total merger-related and conversion costs, net of tax benefits	604	4,911
Comparable net income (non-GAAP)	$47,190	$38,139
Diluted earnings per share
Weighted average diluted shares	15,969	14,422
Diluted earnings per share (GAAP)	$2.92	$2.30
Merger-related and conversion costs, net of tax benefits	$0.04	$0.34
Comparable diluted earnings per share (non-GAAP)	$2.96	$2.64
Return on average assets
Average assets	$4,304,511	$3,537,163
Return on average assets (GAAP)	1.08%	0.94%
Comparable return on average assets (non-GAAP)	1.10%	1.08%
Return on average equity
Average stockholders' equity	$417,344	$394,363
Return on average equity (GAAP)	11.16%	8.43%
Comparable return on average equity (non-GAAP)	11.31%	9.67%
Efficiency ratio
Non-interest expense (GAAP)	$75,269	$72,638
Merger-related expenses	(858)	(6,458)
Non-interest expense (non-GAAP)	$74,411	$66,180
Net interest income	$127,492	$104,951
Non-interest income	$10,905	$10,132
Efficiency ratio (GAAP)	54.39%	63.12%
Comparable efficiency ratio (non-GAAP)	53.77%	57.51%

“Our strong performance throughout 2022 demonstrates the success of our strategy, with proactive balance sheet positioning, diligent expense control and prudent risk management that resulted in record net income, improved profitability metrics and significantly enhanced credit quality,” said Tani Girton, Executive Vice President and Chief Financial Officer. "Our strong balance sheet, liquidity and capital continue to generate profitability, as has been the case across many interest rate and economic cycles. We believe that this will continue in 2023, enabling us to further invest in our strategic initiatives and strengthen our franchise."

Loans and Credit Quality

Loans decreased by $65.8 million in the fourth quarter and totaled $2.093 billion at December 31, 2022. Loan originations were $36.1 million for the fourth quarter of 2022, compared to $52.2 million in the prior quarter and $80.0 million for the fourth quarter of 2021. Loan payoffs were $55.3 million for the fourth quarter, compared to $53.0 million for the third quarter and $126.5 million for the fourth quarter of 2021. Loan payoffs in the fourth quarter of 2022 consisted largely of commercial borrower real estate asset sales and cash paydowns as part of ongoing deleveraging and included $877 thousand in PPP loans. PPP loan payoffs in the third quarter of 2022 and the fourth quarter of 2021 were $7.9 million and $53.7 million, respectively. PPP loans outstanding totaled $3.5 million at December 31, 2022.

The $163.1 million decrease in loans year-over-year was mostly attributable to a $107.7 million decrease in PPP loans and a decrease in investor-owned commercial real estate loans, partially offset by growth in owner-occupied commercial real estate loans. Loan originations were $240.2 million in 2022, compared to $181.7 million in 2021, an increase of 32% partially due to 2022 incorporating a full year of activity after our acquisition of AMRB, compared to five months in 2021. Non-PPP payoffs were $258.5 million in 2022, compared to $218.1 million in 2021. The originations and payoffs noted above, combined with utilization on lines of credit and amortization on existing loans, resulted in the net decreases for these periods.

Non-accrual loans totaled $2.4 million, or 0.12% of the Bank's loan portfolio at December 31, 2022, compared to $10.6 million, or 0.49%, at September 30, 2022. Non-accrual loans decreased by $8.2 million in the fourth quarter due to payoffs of $7.7 million and paydowns of $624 thousand, partially offset by the addition of one home equity loan for $96 thousand. Subsequent to quarter end, $1.2 million of the non-accrual loans paid off.

Classified loans totaled $28.1 million at December 31, 2022, compared to $33.4 million in the prior quarter, decreasing $5.3 million due to three non-accrual owner-occupied commercial real estate loan payoffs totaling $7.7 million and additional paydowns of $900 thousand, partially offset by the downgrades to substandard of two investor-owned commercial real estate loans and one home equity loan totaling $3.0 million. Accruing loans past due 30 to 89 days totaled $664 thousand at December 31, 2022, compared to $3.1 million at September 30, 2022.

Net recoveries for the fourth quarter of 2022 totaled $20 thousand, compared to net recoveries of $2 thousand in the prior quarter. The ratio of allowance for credit losses to loans was 1.10% at December 31, 2022, compared to 1.06% at September 30, 2022.

In the fourth quarter of 2022, we did not adjust the provision for credit losses on loans. An increase in qualitative risk factors to account for the ongoing deterioration in the economic outlook not captured in the quantitative portion of the allowance was offset by the decrease in loan balances. This compared to a provision of $422 thousand in the prior quarter due to a similar adjustment to qualitative risk factors related to the economic outlook.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash was $45.4 million at December 31, 2022, compared to $185.6 million at September 30, 2022. The $140.2 million decrease was primarily related to the reduction in deposits.

Investments

The investment portfolio totaled $1.774 billion at December 31, 2022, an increase of $1.9 million from September 30, 2022. The increase in the fourth quarter of 2022 was primarily the result of securities purchases totaling $26.2 million and $8.5 million decrease in pre-tax unrealized losses on available-for-sale investment securities, partially offset by paydowns totaling $31.3 million. The year-over-year increase of $264.5 million was due to purchases of $563.4 million, partially offset by maturities, calls, paydowns and sales totaling $188.0 million and $103.4 million in pre-tax unrealized losses on investment securities (including $14.8 million related to held-to-maturity securities transferred from available-for-sale in March).

Deposits

Deposits totaled $3.573 billion at December 31, 2022, compared to $3.903 billion at September 30, 2022 and $3.809 billion at December 31, 2021. At the end of 2021 the bank held $520.7 million in cash and balances with deposit networks in anticipation of expected and potential unexpected deposit outflows during 2022. There were no balances held with deposit networks at the end of 2022.

Liquidity

Over the course of the year, deposit outflows and securities purchases were funded with cash, balances returned from deposit networks, borrowings and a reduction in loan balances. At December 31, 2022, the Bank had $112.0 million outstanding in overnight borrowings from the Federal Home Loan Bank.

Earnings

Net Interest Income

Net interest income totaled $33.4 million in the fourth quarter of 2022, compared to $33.0 million in the prior quarter. The $343 thousand increase from the prior quarter was primarily related to an increase of $624 thousand in interest income on loans, cash and investment securities, partially offset by an increase of $281 thousand in interest expense on deposits and borrowings. Quarter-over-quarter, average loan balances decreased $53.7 million to $2.1 billion, while the tax-equivalent yield increased 13 basis points to 4.38%. Average tax-equivalent yields on investment securities increased nine basis points in the fourth quarter to 2.20%.

Net interest income totaled $127.5 million in 2022, compared to $105.0 million in 2021. The $22.5 million increase from the prior year was primarily due to higher balances in the investment and commercial real estate loan portfolios, which added $18.4 million and $6.1 million, respectively, to net interest income. Additionally, 2022 incorporated a full year of net interest income from acquired earning assets of AMRB, compared to five months in 2021. Average interest-bearing liabilities increased $376.6 million while the average cost dropped nine basis points, largely due to the extinguishment of subordinated debt that generated $1.4 million of interest expense in 2021.

The tax-equivalent net interest margin was 3.26% for the fourth quarter of 2022, compared to 3.16% in the prior quarter. The increase from the prior quarter was primarily due to a continued deployment of cash into higher yielding investment securities and higher yields on loans and Federal Reserve balances.

The tax-equivalent net interest margin decreased six basis points to 3.11% in 2022, from 3.17% in 2021, as the proportion of average investment securities to average total interest-earning assets grew from 26% in 2021 to 44% in 2022 and fee income from PPP loans declined.

Non-Interest Income

Non-interest income totaled $2.6 million in the fourth quarter of 2022, compared to $2.7 million in the third quarter of 2022. The decrease from the prior quarter was largely attributed to the reduction of $297 thousand in fees for off-balance sheet deposits included in other income, which were returned to our balance sheet for liquidity management purposes. This decrease was partially offset by smaller increases in several other categories.

Non-interest income totaled $10.9 million in 2022, a $773 thousand increase from $10.1 million in 2021. The increase was primarily due to higher fees on deposit balances held off balance sheet with deposit networks contributing $504 thousand in additional income, $414 thousand more service charges on deposit accounts, $296 thousand higher FHLB dividends, and a combination of smaller increases. Increases were partially offset by a $965 thousand reduction in bank-owned life insurance as the prior year included $1.1 million in benefits collected on insurance policies. Additionally, 2022 incorporated a full year of non-interest income from the AMRB acquisition, compared to five months in 2021.

Non-Interest Expense

Non-interest expense totaled $18.3 million in the fourth quarter of 2022, compared to $18.7 million in the prior quarter. Decreases from the prior quarter included a $957 thousand reduction in salaries and employee benefits largely due to a bonus accrual adjustment and an increase to the discount rate on SERPs, partially offset by growth in personnel and increased expected payouts on performance grants. In addition, other real estate owned expenses declined due to a $345 thousand valuation adjustment in the prior quarter. Net reductions in expenses were partially offset by smaller increases in several other categories.

Non-interest expense increased $2.7 million to $75.3 million in 2022 from $72.6 million in 2021. Information technology expenses increased $647 thousand due to investments in software and equipment during 2022. Occupancy expenses increased $526 thousand due to merger growth and accelerated costs related to planned branch closures. Other increases included core deposit intangible amortization and FDIC insurance, largely attributable to the 2021 AMRB acquisition, a $490 thousand increase in employment recruiting costs included in other expense and $354 thousand in other real estate owned expense. Salaries and employee benefits expense was relatively flat year over year as increases in staffing, profit sharing, a reduction in deferred loan origination costs and a combination of smaller items were largely offset by the decline in merger-related expenses shown in the table on page 3. Professional services expenses decreased by $1.7 million primarily due to higher merger-related fees and PPP loan forgiveness application processing in the prior year partially offset by higher accounting fees in 2022. Data processing expenses decreased by $490 thousand primarily due to merger-related charges in the prior year as seen in the table on page 3, partially offset by increased costs associated with higher processing volumes for the larger bank.

Share Repurchase Program

Bancorp has an approved share repurchase program with $34.7 million remaining. The last activity under the program was in the first quarter of 2022, and we are considering the reinitiation of repurchase activity as we evaluate all of our strategic alternatives.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter and year-end 2022 earnings call on Monday, January 23, 2023 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.1 billion as of December 31, 2022, Bank of Marin had 31 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine, impacts from inflation, supply change disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended		Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Selected operating data and performance ratios:
Net income	$12,881	$12,174	$46,586	$33,228
Diluted earnings per common share	$0.81	$0.76	$2.92	$2.30
Return on average assets	1.21%	1.11%	1.08%	0.94%
Return on average equity	12.77%	11.65%	11.16%	8.43%
Efficiency ratio	50.92%	52.24%	54.39%	63.12%
Tax-equivalent net interest margin	3.26%	3.16%	3.11%	3.17%
Cost of deposits	0.08%	0.06%	0.06%	0.07%
Net (recoveries) charge-offs	$(20)	$(2)	$(23)	$(93)

(in thousands; unaudited)		December 31, 2022	September 30, 2022	December 31, 2021
Selected financial condition data:
Total assets		$4,147,464	$4,348,653	$4,314,209
Loans:
Commercial and industrial [1]		$173,547	$207,488	$301,602
Real estate:
Commercial owner-occupied		354,877	368,415	392,345
Commercial investor-owned		1,191,889	1,211,651	1,189,021
Construction		114,373	112,154	119,840
Home equity		88,748	89,244	88,746
Other residential		112,123	114,247	114,558
Installment and other consumer loans		56,989	55,137	49,533
Total loans		$2,092,546	$2,158,336	$2,255,645
Non-accrual loans:[2]
Real estate:
Commercial owner-occupied		$1,563	$9,846	$7,269
Commercial investor-owned		—	—	694
Home equity		778	699	413
Installment and other consumer loans		91	92	—
Total non-accrual loans		$2,432	$10,637	$8,376
Classified loans (graded substandard and doubtful)		$28,109	$33,421	$36,235
Total accruing loans 30-89 days past due		$664	$3,097	$1,673
Allowance for credit losses to total loans		1.10%	1.06%	1.02%
Allowance for credit losses to total loans, excluding SBA PPP loans [3]		1.10%	1.07%	1.07%
Allowance for credit losses to non-accrual loans		9.45x	2.16x	2.75x
Non-accrual loans to total loans		0.12%	0.49%	0.37%
Total deposits		$3,573,348	$3,902,710	$3,808,550
Loan-to-deposit ratio		58.6%	55.3%	59.2%
Stockholders' equity		$412,092	$396,592	$450,368
Book value per share		$25.71	$24.74	$28.27
Tangible common equity to tangible assets- Bank		8.1%	7.3%	8.6%
Tangible common equity to tangible assets- Bancorp		8.2%	7.5%	8.8%
Total risk-based capital ratio - Bank		15.7%	14.7%	14.4%
Total risk-based capital ratio - Bancorp		15.9%	15.1%	14.6%
Full-time equivalent employees		313	302	328
[1] Includes SBA PPP loans of $3.5 million, $7.6 million, and $111.2 million at December 31, 2022, September 30, 2022, and December 31, 2021, respectively.
[2] There were no non-performing loans over 90 days past due and accruing interest as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
[3] The allowance for credit losses to total loans, excluding guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Refer to footnote 1 above for SBA PPP totals.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2022, September 30, 2022 and December 31, 2021

(in thousands, except share data; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021
Assets
Cash, cash equivalents and restricted cash	$45,424	$185,552	$347,641
Investment securities:
Held-to-maturity (at amortized cost, net of zero allowance for credit losses at December 31, 2022, September 30, 2022, and December 31, 2021 )	972,207	959,867	342,222
Available-for-sale (at fair value; amortized cost of $892,605, $911,476 and $1,169,520 at December 31, 2022, September 30, 2022 and December 31, 2021, respectively; net of zero allowance for credit losses at December 31, 2022, September 30, 2022 and December 31, 2021)	802,096	812,493	1,167,568
Total investment securities	1,774,303	1,772,360	1,509,790
Loans, at amortized cost	2,092,546	2,158,336	2,255,645
Allowance for credit losses on loans	(22,983)	(22,963)	(23,023)
Loans, net of allowance for credit losses on loans	2,069,563	2,135,373	2,232,622
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	67,066	62,056	61,473
Operating lease right-of-use assets	24,821	25,006	23,604
Bank premises and equipment, net	8,134	7,102	7,558
Core deposit intangible, net	5,116	5,481	6,605
Other real estate owned	455	455	800
Interest receivable and other assets	79,828	82,514	51,362
Total assets	$4,147,464	$4,348,653	$4,314,209
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,839,114	$2,051,975	$1,910,240
Interest bearing:
Transaction accounts	287,651	293,722	290,813
Savings accounts	338,163	342,630	340,959
Money market accounts	989,390	1,074,568	1,116,303
Time accounts	119,030	139,815	150,235
Total deposits	3,573,348	3,902,710	3,808,550
Borrowings and other obligations	112,439	365	419
Operating lease liabilities	26,639	26,744	25,429
Interest payable and other liabilities	22,946	22,242	29,443
Total liabilities	3,735,372	3,952,061	3,863,841
Stockholders' Equity
Preferred stock, no par value; authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value; authorized - 30,000,000 shares; issued and outstanding - 16,029,138, 16,029,048 and 15,929,243 at December 31, 2022, September 30, 2022 and December 31, 2021, respectively	215,057	214,720	212,524
Retained earnings	270,781	261,907	239,868
Accumulated other comprehensive loss, net of tax	(73,746)	(80,035)	(2,024)
Total stockholders' equity	412,092	396,592	450,368
Total liabilities and stockholders' equity	$4,147,464	$4,348,653	$4,314,209

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income
Interest and fees on loans	$23,500	$23,357	$25,495	$93,868	$91,612
Interest on investment securities	10,126	9,674	5,625	34,766	16,342
Interest on federal funds sold and due from banks	575	546	125	1,407	399
Total interest income	34,201	33,577	31,245	130,041	108,353
Interest expense
Interest on interest-bearing transaction accounts	191	121	53	421	172
Interest on savings accounts	32	32	28	125	94
Interest on money market accounts	405	268	505	1,589	1,520
Interest on time accounts	114	128	25	323	246
Interest on borrowings and other obligations	89	1	1	91	9
Interest on subordinated debenture	—	—	—	—	1,361
Total interest expense	831	550	612	2,549	3,402
Net interest income	33,370	33,027	30,633	127,492	104,951
Provision for (reversal of) credit losses on loans	—	422	600	(63)	(1,449)
Provision for (reversal of) credit losses on unfunded loan commitments	—	—	210	(318)	(992)
Net interest income after provision for (reversal of) credit losses	33,370	32,605	29,823	127,873	107,392
Non-interest income
Wealth Management and Trust Services	490	507	607	2,227	2,222
Debit card interchange fees, net	513	502	544	2,051	1,812
Service charges on deposit accounts	519	535	531	2,007	1,593
Earnings on bank-owned life insurance, net	296	222	302	1,229	2,194
Dividends on Federal Home Loan Bank stock	297	251	255	1,056	760
Merchant interchange fees, net	119	141	175	549	422
Losses on investment securities, net	—	(63)	(17)	(63)	(16)
Other income	353	628	322	1,849	1,145
Total non-interest income	2,587	2,723	2,719	10,905	10,132
Non-interest expense
Salaries and employee benefits	9,600	10,557	10,716	42,046	41,939
Occupancy and equipment	2,084	1,941	1,929	7,823	7,297
Data processing	1,080	1,093	1,887	4,649	5,139
Professional services	985	736	653	3,299	4,974
Information technology	678	573	445	2,197	1,550
Depreciation and amortization	581	414	461	1,840	1,740
Amortization of core deposit intangible	365	370	393	1,489	1,135
Federal Deposit Insurance Corporation insurance	293	300	292	1,179	889
Directors' expense	269	233	297	1,107	957
Charitable contributions	104	49	90	709	587
Other real estate owned	4	350	—	359	5
Other expense	2,267	2,062	1,821	8,572	6,426
Total non-interest expense	18,310	18,678	18,984	75,269	72,638
Income before provision for income taxes	17,647	16,650	13,558	63,509	44,886
Provision for income taxes	4,766	4,476	3,844	16,923	11,658
Net income	$12,881	$12,174	$9,714	$46,586	$33,228
Net income per common share:
Basic	$0.81	$0.76	$0.61	$2.93	$2.32
Diluted	$0.81	$0.76	$0.61	$2.92	$2.30
Weighted average shares:
Basic	15,948	15,939	15,948	15,921	14,340
Diluted	16,001	15,974	16,027	15,969	14,422
Comprehensive income (loss):
Net income	$12,881	$12,174	$9,714	$46,586	$33,228
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	8,474	(31,816)	(12,723)	(88,620)	(21,281)
Reclassification adjustment for losses on available-for-sale securities included in net income	—	63	17	63	16
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—	(14,847)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	454	510	108	1,580	493
Other comprehensive income (loss), before tax	8,928	(31,243)	(12,598)	(101,824)	(20,772)
Deferred tax expense (benefit)	2,639	(9,236)	(3,726)	(30,102)	(6,147)
Other comprehensive income (loss), net of tax	6,289	(22,007)	(8,872)	(71,722)	(14,625)
Total comprehensive income (loss)	$19,170	$(9,833)	$842	$(25,136)	$18,603

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2022			September 30, 2022			December 31, 2021
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$61,878	$575	3.64%	$94,963	$546	2.24%	$330,894	$125	0.15%
Investment securities [2,3]	1,873,028	10,319	2.20%	1,875,660	9,875	2.11%	1,410,383	5,801	1.65%
Loans [1,3,4]	2,113,201	23,670	4.38%	2,166,879	23,540	4.25%	2,269,785	25,711	4.43%
Total interest-earning assets [1]	4,048,107	34,564	3.34%	4,137,502	33,961	3.21%	4,011,062	31,637	3.09%
Cash and non-interest-bearing due from banks	44,480			44,597			85,869
Bank premises and equipment, net	7,933			7,052			7,777
Interest receivable and other assets, net	125,483			145,691			194,058
Total assets	$4,226,003			$4,334,842			$4,298,766
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$290,064	$191	0.26%	$293,296	$121	0.16%	$290,394	$53	0.07%
Savings accounts	338,760	32	0.04%	341,468	32	0.04%	336,715	28	0.03%
Money market accounts	1,036,932	405	0.15%	1,025,722	268	0.10%	1,102,943	505	0.18%
Time accounts, including CDARS	127,906	114	0.35%	142,341	128	0.36%	144,993	25	0.07%
Borrowings and other obligations [1,6]	8,014	89	4.34%	337	1	0.93%	430	1	0.62%
Total interest-bearing liabilities	1,801,676	831	0.18%	1,803,164	550	0.12%	1,875,475	612	0.13%
Demand accounts	1,975,390			2,069,476			1,915,309
Interest payable and other liabilities	48,592			47,583			54,514
Stockholders' equity	400,345			414,619			453,468
Total liabilities & stockholders' equity	$4,226,003			$4,334,842			$4,298,766
Tax-equivalent net interest income/margin [1]		$33,733	3.26%		$33,411	3.16%		$31,025	3.03%
Reported net interest income/margin [1]		$33,370	3.23%		$33,027	3.12%		$30,633	2.99%
Tax-equivalent net interest rate spread			3.16%			3.09%			2.96%

				Year ended			Year ended
				December 31, 2022			December 31, 2021
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$120,395	$1,407	1.15%	$287,626	$399	0.14%
Investment securities [2,3]				1,796,628	35,534	1.98%	866,790	16,999	1.96%
Loans [1,3,4]				2,175,259	94,614	4.29%	2,155,982	92,376	4.23%
Total interest-earning assets [1]				4,092,282	131,555	3.17%	3,310,398	109,774	3.27%
Cash and non-interest-bearing due from banks				53,534			61,299
Bank premises and equipment, net				7,400			5,964
Interest receivable and other assets, net				151,295			159,502
Total assets				$4,304,511			$3,537,163
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$294,682	$421	0.14%	$217,924	$172	0.08%
Savings accounts				341,710	125	0.04%	268,397	94	0.04%
Money market accounts				1,065,104	1,589	0.15%	864,625	1,520	0.18%
Time accounts, including CDARS				140,547	323	0.23%	115,393	246	0.21%
Borrowings and other obligations [1,6]				2,295	91	3.90%	892	9	1.08%
Subordinated debenture [1,5]				—	—	—%	534	1,361	251.54%
Total interest-bearing liabilities				1,844,338	2,549	0.14%	1,467,765	3,402	0.23%
Demand accounts				1,993,373			1,628,289
Interest payable and other liabilities				49,456			46,746
Stockholders' equity				417,344			394,363
Total liabilities & stockholders' equity				$4,304,511			$3,537,163
Tax-equivalent net interest income/margin [1]					$129,006	3.11%		$106,372	3.17%
Reported net interest income/margin [1]					$127,492	3.07%		$104,951	3.13%
Tax-equivalent net interest rate spread						3.03%			3.04%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] 2021 interest on the subordinated debenture included $1.3 million in accelerated discount accretion from the early redemption of our last subordinated debenture on March 15, 2021.
[6] Average balances and rate consider $13.9 million in FHLB borrowings acquired from ARB that were redeemed on August 25, 2021.